[DECHERT LLP Letterhead]

Exhibit (l)

June 25, 2007

Dividend Capital Strategic Global Realty Fund

518 17th Street, 12th Floor

Denver, Colorado 80202

Re:	Dividend Capital Strategic Global Realty Fund

Registration Statement on Form N-2

Securities Act Registration No. 333-130790

Investment Company Act File No. 811-21840

Ladies and Gentlemen:

We have acted as counsel for Dividend Capital Strategic Global Realty Fund, a Delaware statutory trust (the “Fund”), and are familiar with the Fund’s above mentioned registration statement relating to the offer and sale of its shares of beneficial interest (the “Registration Statement”). The authorized shares of beneficial interest of the Fund are hereinafter referred to as the “Shares.”

In our capacity as counsel for the Fund, we have examined the Fund’s Certificate of Trust, Amended Certificate of Trust, Amended and Restated Agreement and Declaration of Trust, Amended and Restated By-Laws, resolutions adopted by the Board of Trustees, and other materials relating to the authorization and issuance of the Shares as contemplated by the Registration Statement, including Pre-Effective Amendments Nos. 1 and 2 to the Fund’s Registration Statement, on Form N-2 filed under both the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended. In rendering this opinion, we have also made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth, and we have relied with respect to matters of Delaware law on such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid, and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP